NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	Scott D. Nogles, Chief Financial Officer
(860) 253-5200

New England Bancshares, Inc. Reports Earnings for the
Three and Nine Months Ended December 31, 2005

ENFIELD, CT, January 20, 2006 - New England Bancshares, Inc. (the “Company”) (Nasdaq NM: NEBSD), the holding company for Enfield Federal Savings and Loan Association (the “Bank”), reported net income for the quarter ended December 31, 2005 of $291,000, or $0.05 per diluted share as compared to $319,000, or $0.06 per diluted share, reported for the same quarter a year ago. Net income for the nine months ended December 31, 2005 was $996,000, or $0.19 per diluted share as compared to $857,000, or $0.16 per diluted share, for the prior year period.

NET INTEREST INCOME AND NET INTEREST MARGIN IMPROVE OVER PRIOR YEAR
Net interest and dividend income for the three and nine months ended December 31, 2005 increased by $189,000 and $558,000, respectively. The increase for the quarter and nine month periods were primarily due to increases in net interest earning assets of $1.7 million and $3.1 million, respectively. The Company’s net interest margin for the quarter and nine months ended December 31, 2005 was 3.78% and 3.83%, respectively, compared to 3.73% and 3.75% in the year earlier periods.

TOTAL ASSETS AND DEPOSITS GROW
At December 31, 2005, total assets were $252.9 million, an increase of $39.7 million from March 31, 2005. The increase in assets was caused primarily by the increase in net loans and proceeds received from the Company’s second-step conversion, which were invested in federal funds sold at the end of the quarter. Net loans outstanding increased $13.8 million to $146.4 million at December 31, 2005 compared to March 31, 2005. The increase in loans was primarily due to an increase of $7.0 million in one-to four-family residential mortgage loans, a $6.2 million increase in commercial mortgage loans and a $1.5 million increase in commercial loans. Total deposits were $164.2 million at December 31, 2005 and $163.0 million at March 31, 2005. Securities sold under agreements to repurchase increased $4.8 million from $4.2 million at March 31, 2005 to $9.0 million at December 31, 2005. Federal Home Loan Bank advances increased $4.7 million to $20.3 million at December 31, 2005 compared to $15.6 million at March 31, 2005 and were used to fund asset growth.

PROVISION FOR LOAN LOSS EXPENSE INCREASES TO SUPPORT LOAN GROWTH
The provision for loan losses was $64,000 and $149,000 for the three and nine months ended December 31, 2005, respectively, compared to $3,000 and $127,000 for the three and nine months ended December 31, 2004. The increase in the provision for loan losses was due to the 10.4% increase in net loans from March 31, 2005 to December 31, 2005, partially offset by lower charge-offs.

ASSET QUALITY
The Company’s asset quality remained favorable. Non-performing assets totaled $805,000 at December 31, 2005 compared to $464,000 at March 31, 2005. Net charge-offs were $7,000 for the first nine months ended December 31, 2005, compared to $72,000 for the same period last year. The allowance for loan losses was 1.06% of total loans at December 31, 2005 compared to 1.07% of total loans at March 31, 2005.

OCCUPANCY, ADVERTISING AND PROFESSIONAL FEES IMPACT OTHER EXPENSES
Non-interest expense for the quarter ended December 31, 2005 was $1.7 million, an increase of $147,000, from $1.5 million for the same quarter a year ago. For the nine months ended December 31, 2005 non-interest expense increased $269,000 to $4.8 million compared to $4.5 million for the year ago period. The increase in the three and nine month periods reflect additional advertising, professional fees, and occupancy and equipment expense. The increase in occupancy expense for the quarter ended December 31, 2005 was due to the Company opening its eighth banking office.

CONVERSION COMPLETED
On December 28, 2005, the Company completed its conversion, pursuant to which it converted into a fully publicly-held stock holding company. A total of 3,075,855 shares of common stock were sold in a stock offering at the price of $10.00 per share. In addition, a total of approximately 2,270,836 shares were issued to existing minority shareholders of New England Bancshares, Inc., which represents an exchange ratio of 2.3683. Total shares outstanding after the stock offering and the exchange were approximately 5,346,691 shares.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with eight banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank’s products and services, please visit www.enfieldfederal.com.

Statistical Summary
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Net interest and dividend income	$1,983	$1,794	$5,877	$5,319
Provision for loan losses	$64	$3	$149	$127
Non-interest income	$187	$212	$584	$611
Non-interest expense	$1,672	$1,525	$4,797	$4,528
Net income	$291	$319	$996	$857
Earnings per share(1) :
Basic	$0.06	$0.06	$0.19	$0.17
Diluted	$0.05	$0.06	$0.19	$0.16

Dividend per share(1)	$0.02	---	$0.06	---

Balance Sheet Data	December 31, 2005	March 31, 2005
Total assets	$252,922	$213,202
Total loans, net	$146,353	$132,557
Loan loss reserve	$1,577	$1,437
Total deposits	$164,169	$162,991
Repurchase agreements	$9,020	$4,244
FHLB advances	$20,310	$15,620
Total equity	$56,681	$28,439
Book value per share(2)	$10.92	$13.02

Key Ratios	Three Months Ended December 31,		Nine Months Ended December 31,
	2005	2004	2005	2004
Return on average assets	0.51%	0.61%	0.60%	0.55%
Return on average equity	3.87%	4.51%	4.53%	4.10%
Net interest margin	3.78%	3.73%	3.83%	3.75%

(1) Earnings per share and dividends per share have been adjusted to reflect the shares issued in the second-step conversion that was completed on December 28, 2005.

(2) Calculation excludes unallocated ESOP shares and unvested incentive stock grants.

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